Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust and Nuveen Investment Trust II:

We consent to the use of our report dated October 28, 2020, with respect to the financial statements and financial highlights of Nuveen Large Cap Core Fund and Nuveen Equity Market Neutral Fund, each a series of Nuveen Investment Trust, and Nuveen Equity Long/Short Fund, a series of Nuveen Investment Trust II, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

December 21, 2020